Exhibit 99.1

NOVEMBER 12, 2004

Media Contact:

David L. Trusty Piedmont Natural Gas (704) 731-4391 (Work) (704) 507-6393 (Wireless)	Headen Thomas Piedmont Natural Gas (704) 731 – 4438 (Work) (704) 807 – 6068 (Wireless)

NiSource and Piedmont Natural Gas partner on Hardy Storage project
Columbia Gas Transmission to operate major eastern underground gas storage field to meet growth needs of marketplace

NiSource Inc. (NYSE: NI) subsidiary Columbia Gas Transmission Corp. and a subsidiary of Piedmont Natural Gas (NYSE: PNY) have announced an agreement to jointly develop a major new underground natural gas storage field to help meet increased market demand for natural gas in the eastern United States.

Columbia and Piedmont have reached an agreement to form Hardy Storage Company LLC, which proposes to develop a natural gas storage field from a depleted natural gas production field in Hardy and Hampshire Counties, WV. The field, which will have the capacity to store approximately 12 billion cubic feet (Bcf) of natural gas, will be designed to deliver up to 100,000 Dth of natural gas per day by November 2007, 150,000 Dth per day by November 2008, and 176,000 Dth per day by November 2009. An open season for Hardy Storage conducted earlier this year resulted in full subscription of the project’s storage capacity under long-term, firm contracts.

“This project is a natural extension of NiSource’s strength as one of the nation’s largest and most experienced underground storage operators,” said Gary L. Neale, Chairman and Chief Executive Officer of NiSource. “Hardy Storage will represent an important new market-area option for meeting the needs of eastern natural gas markets, especially during the coldest days of winter.”

“The Hardy Storage project fits well with Piedmont’s gas supply strategies for meeting the needs of its growing Southeast markets. This joint venture further demonstrates Piedmont’s disciplined approach to investments in complementary natural gas projects that serve our growing core utility customer base and leverage our core competencies,” said Thomas E. Skains, Chairman, President and CEO, Piedmont Natural Gas.

Columbia and Piedmont will each have a 50 percent equity interest in the $100 million project, and Columbia will serve as operator of the facilities. Columbia will also expand its natural gas transmission system to provide the capacity needed to deliver the Hardy storage gas to the east coast markets. Columbia Gas Transmission is one of the nation’s largest gas storage operators, with approximately 646 Bcf of capacity.

Hardy Storage Company anticipates filing an application for the project with the Federal Energy Regulatory Commission in 2005, with plans to begin construction later that year. First storage injections by the project customers are planned for the spring of 2007.

About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 holding company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.7 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com.

About Piedmont Natural Gas

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Its subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

Forward-Looking Statement

This press release contains forward-looking statements. These statements are based on management’s current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words “expect,” “believe,” “project,” “anticipate,” “intend,” “should,” “could”, “will” and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont’s and NiSource’s filings with the SEC on Forms 10-K and Forms 10-Q, which are available on the SEC’s website at http://www.sec.gov.

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